Exhibit 10.30

AMENDMENT NO. 1

TO

CNF TRANSPORTATION INC.

DEFERRED COMPENSATION PLAN

1998 RESTATEMENT

CNF Transportation Inc. (the “Company”) maintains the Deferred Compensation Plan for Executives (the “Plan”) to allow executives of the Company and its affiliates to defer payment of short-term and long-term compensation. The Company has adopted a new Value Management Plan that provides for certain long-term incentive compensation awards to be made to specified executives of the Company and its affiliates, and wishes to amend the Deferred Compensation Plan for Executives to permit the deferral of such awards.

The Company adopted this Plan effective October 1, 1993 as a successor to the Prior Plan, which operated for the nine month period ending September 30, 1993. The Plan was restated with a general effective date of January 1, 1996. The Company’s name changed in connection with a corporate reorganization involving the distribution on December 2, 1996 of CFC stock to the Company’s shareholders. In order to reflect the new Company name and to make various administrative and clarifying changes, the Company adopted the 1998 Restatement of the Plan effective January 1, 1998.

The Company hereby amends the 1998 Restatement of the Plan as follows (capitalized terms used herein without definition have the meanings given to those terms in the 1998 Restatement), and the Plan as amended hereby shall be restated in a new 1999 Restatement.

1.    Change in Definition of “Account Balance.”    The definition of the term “Account Balance” set forth in Section 1.1 of the Plan is amended by deleting the first sentence thereof in its entirety and substituting therefor the following:

“Account Balance” means the sum of (i) the total of a Participant’s Annual Deferral Amounts, plus (ii) the total of a Participant’s deferred ROE Awards and deferred Value Management Awards, in each case credited as of the date immediately following the end of the applicable award cycle, plus (iii) the return credited in accordance with the Plan, reduced by (iv) all distributions made pursuant to the terms and conditions of this Plan.”

2.    Change in Definition of “Annual Bonus.”    The definition of the term “Annual Bonus” set forth in Section 1.2 of the Plan is amended in its entirety so as to read as follows:

“Annual Bonus” means any bonus or incentive compensation, other than an ROE Award or a Value Management Award, earned by a Participant in each Plan Year under all cash bonus and incentive plans of the Company, and any subsidiary, whether or not paid in such Plan Year.”

3.    Change in Definition of “Change in Control.”    The definition of the term “Change in Control” set forth in Section 1.9 of the Plan is amended in its entirety so as to read as follows:

“Change in Control” means a change in control of the Company, which will be deemed to have occurred if:

(a)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) (other than (A) the Company or its affiliates, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its affiliates, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the common stock, par value $0.625 per share, of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d_3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on June 28, 1999, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two_thirds (2/3) of the directors then still in office who either were directors on June 28, 1999 or whose appointment, election or nomination for election was previously so approved or recommended;

(c)	there is consummated a merger or consolidation of the

Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above), directly or indirectly, acquired 25% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates); or

(d)	the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of assets having an aggregate book value at the time of such sale or disposition of more than 75% of the total book value of the Company’s assets on a consolidated basis (or any transaction having a similar effect), other than any such sale or disposition by the Company (including by way of spin_off or other distribution) to an entity, at least 50% of the combined voting power of the voting securities of which are owned immediately following such sale or disposition by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition.

4.    New Definition of “Value Management Award.”    Article 1 of the Plan is amended by adding the following new definition of “Value Management Award”:

“Value Management Award” means the Participant’s Award for an award cycle under the CNF Transportation Inc. Value Management Plan, as amended from time to time.”

5.    Amendment to Section 3.1.    Section 3.1 of the Plan is amended in its entirety so as to read as follows:

“3.1	Minimum Deferral.

(a)	Minimum. A Participant may not elect to defer less than

$2,000 of Base Annual Salary for any Plan Year, less than $2,000 of Annual Bonus for any Plan Year, less than $2,000 of any ROE Award for an award cycle, nor less than $2,000 of any Value Management Award for any award cycle.

(b)	Short Participation Year. If a Participant’s Plan Entry Date is July 1 of any Plan Year, he must defer a minimum of $1,000 of Base Annual Salary, a minimum of $1,000 of Annual Bonus, a minimum of $1,000 of any ROE Award, or a minimum of $1,000 of any Value Management Award for such Plan Year.”

6.    Amendment to Section 3.2.    Section 3.2 is amended by adding a new subsection (c) to read as follows:

“(c)	Value Management Awards. For each award cycle under the CNF Transportation Inc. Value Management Plan (as amended from time to time), a Participant who also participates in that plan may defer up to 100 percent of the Participant’s Value Management Award for that award cycle stated as a dollar or percentage amount.”

7.    Amendment to Section 3.3.    Section 3.3 is amended by deleting the last sentence thereof and substituting therefor the following:

“If the Election Form is not delivered prior to the Plan Entry Date for a Plan Year, no Annual Deferral Amount shall be deferred for that Plan Year and no ROE Award or Value Management Award shall be deferred for the award cycle beginning with that Plan Year.”

8.    Amendment to Section 3.4.    Section 3.4 is amended by deleting the last sentence thereof and substituting therefor the following:

“The deferred portion of an ROE Award, and the deferred portion of a Value Management Award, shall be withheld at the time such ROE Award or Value Management Award otherwise would be paid to the Participant.”

9.    Amendment to Section 3.5.    Section 3.5 is amended in its entirety so as to read as follows:

“3.5	FICA Tax. Any applicable FICA and other payroll taxes on amounts deferred under this Article, including ROE Awards and Value Management Awards, may be withheld from that portion of the Participant’s Base Salary, Annual Bonus, ROE Award

and/or Value Management Award that is not being deferred. If necessary, the Committee may reduce the amount of Base Annual Salary, Annual Bonus, ROE Award and/or Value Management Award deferred, in order to enable the Company to withhold all applicable FICA and other payroll taxes on amounts deferred under this Article.”

10.    Amendment to Section 3.6.    Section 3.6 is amended by deleting the first three sentences thereof in their entirety and substituting therefor the following:

“Prior to any distribution of benefits under Articles 4, 5, 6 or 7, returns shall be credited to a Participant’s Account Balance as though the Annual Deferral Amount for that Plan Year was withheld on the Participant’s Plan Entry Date for that Plan Year. Returns shall be credited on a deferral from an ROE Award or a Value Management Award as though the deferral amount was withheld on the day immediately following the last day the applicable award cycle. Each Participant’s Account Balance shall be compounded annually, using the Moody’s Seasoned Corporate Bond Rate, or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year.”

11.    Amendment to Section 4.1(a).    Section 4.1(a) is hereby amended in its entirety so as to read as follows:

“(a)	In the event that a Participant elects to defer an Annual Deferral Amount, an ROE Award and/or a Value Management Award in a Plan Year, such Participant may, subject to subsection (b), elect to receive all, but not less than all, of the amounts so deferred as a lump sum distribution (“Pre-Retirement Distribution”) on a specified date prior to such Participant’s Retirement. The Pre-Retirement Distribution shall be in an amount equal to the amounts so deferred, plus returns credited in accordance with Section 3.6, and shall be paid within 60 days following the first day of the Plan Year chosen by the Participant on the Election Form for such distribution. The earliest date that a Participant may receive a Pre-Retirement Distribution is 5 years after the first day of the Plan Year in which such deferral occurs.”

12.    Amendment to Section 5.2.    Section 5.2 is hereby amended be deleting the last paragraph thereof in its entirety and substituting therefor the following:

“Notwithstanding the foregoing, if a Participant’s Account Balance is under $25,000 on the date of Retirement, such Account Balance shall be paid to the Participant in a lump sum as soon as practicable following the date of such Retirement.”

13.    Amendment to Section 7.2(b).    Section 7.2(b) is hereby amended in its entirety so as to read as follows:

“(b)	If a Participant’s Termination Benefit is under $25,000 on the date of such Participant’s Termination of Employment, such Termination Benefit shall be paid to the Participant in a lump sum as soon as practicable following the date of such Termination of Employment.”

14.    Effective Date; No Other Amendments.    The effective date of this Amendment shall be June 28, 1999. Except as expressly amended hereby, the 1998 Restatement remains in full force and effect.

CNF TRANSPORTATION INC.

By:
Eberhard G.H. Schmoller Senior Vice President, General Counsel and Secretary
Executed: June 28, 1999